Filed Pursuant to Rule 424(b)(3)

Registration No. 333-285981

Registration No. 333-285872

Registration No. 333-282359

Registration No. 333-284324

Prospectus Supplement No. 5

(to Prospectus dated March 20, 2025)

Prospectus Supplement No. 15

(to Prospectus dated November 12, 2024)

Prospectus Supplement No. 8

(to Prospectus dated February 6, 2025)

Damon INC.

Offering of 126,900,000 Units, Each Unit Consisting of One Common Share and One Series A Warrant, and 126,900,000 Common Shares* Underlying Series A Warrants and 6,345,000 Common Shares* Underlying Underwriter’s Warrants

Resale of Up to 1,015,383 Common Shares by the Selling Securityholders
Resale of Up to 18,514,579 Common Shares by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in (i) the prospectus dated March 20, 2025 related to the offering of 126,900,000 units, each unit consisting of one common share, no par value (“common shares”) and one Series A Warrant (“Series A Warrant”), of Damon Inc., a British Columbia corporation (“Damon”), and 126,900,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Series A Warrants and 6,345,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Underwriter’s Warrants, (ii) the prospectus dated November 12, 2024 related to the resale of up to 1,015,383 common shares of Damon, and (iii) the prospectus dated February 6, 2025 related to the to the resale of up to 18,514,579 common shares of Damon (together, the “Prospectuses”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are traded on the Nasdaq Global Market under the symbol “DMN”. On April 29, 2025, the closing price of our common shares was $ 0.0075 per share.

Investing in our securities involves risks. See the sections titled “Risk Factors” of the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2025.

United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2025

DAMON INC.

(Exact name of registrant as specified in its charter)

British Columbia	001-42190	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

704 Alexander Street Vancouver. BC	V6A 1E3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	DMN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 25, 2025, Damon Inc. (the “Company”) received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), stating that based on its review of the Company’s public filings with the Securities and Exchange Commission (the “SEC”), its staff has determined to delist the Company’s securities pursuant to its discretionary authority under Listing Rule 5101. Specifically, as set forth in the letter, Nasdaq’s staff determined that the Company’s issuance of securities pursuant to the underwriting agreement dated March 20, 2025, particularly the Series A warrants exercisable on an alternate cashless basis as described in the Company’s prior SEC filings, raises public interest concerns because the issuance resulted in substantial dilution for its shareholders. Accordingly, as set forth in the letter, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq.

The letter serves as a formal notification that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq. Pursuant to Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its Panel hearing.

On April 29, 2025, the Nasdaq staff informed the Company that, pursuant to the staff’s authority under Listing Rule 4120(a)(5), trading in its shares on Nasdaq has been halted pending the outcome of the Panel hearing, unless the staff determines to lift the halt prior to the hearing.

The Panel hearing regarding the Company’s continued listing on Nasdaq is scheduled for May 20, 2025. The Company plans to submit a compliance plan to the Panel. The Company also plans to apply for trading on the OTCQB market maintained by OTC Markets Group Inc. to address the risk of delisting from Nasdaq in the event of an unfavorable Panel decision.

Item 8.01 Other Events.

Total Outstanding Shares

As of April 29, 2025, the Company had a total of 2,450,477,042 common shares issued and outstanding.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. When used in this Current Report on Form 8-K, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of these words or similar expressions (or the negative versions of such words or expressions), as they relate to the Company or its management team, are intended to identify forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including the Company’s ability to successfully appeal the Nasdaq staff’s delisting determination and the Company’s ability to have an application to trade on the OTCQB approved timely to commence trading if its common shares are delisted from Nasdaq. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement on Form S-1 filed on March 18, 2025, and other reports and registration statements of the Company filed, or to be filed, with the Securities and Exchange Commission, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. The Company undertakes no obligation to update or revise any forward-looking statements for revisions or changes after the date of this Current Report on Form 8-K, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2025	DAMON, INC.

	By:	/s/ Bal Bhullar
Bal Bhullar
Chief Financial Officer

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